EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 26, 2004

Texas Regional Bancshares, Inc. Announces Definitive Agreement
to Acquire VALLEY MORTGAGE COMPANY, Inc.

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), bank holding company for Texas State Bank, today announced the completion of a definitive agreement for its previously disclosed acquisition of Valley Mortgage Company, Inc. (“Valley Mortgage”). The transaction is expected to close during third quarter 2004.

Valley Mortgage is locally owned and headquartered in McAllen, Texas with additional offices in Brownsville, Corpus Christi, Del Rio, Harlingen, Laredo, San Antonio and Sugar Land. Valley Mortgage reported total assets of $22.2 million and shareholders’ equity of $5.7 million as of August 31, 2003 and net income of $2.7 million for the fiscal year ended August 31, 2003. Texas Regional expects this acquisition to be accretive to its earnings within the first year of operations.

Valley Mortgage is a full service mortgage banking firm organized in November 1973 and is authorized to approve and close FNMA, FHLMC, FHA and VA mortgages. Paul Schwab has served as President and Chief Executive Officer of Valley Mortgage for the past 11 years. It is anticipated that Mr. Schwab and all of his professional staff will remain in their present positions.

The definitive agreement calls for total consideration of $13,625,000, to be paid up to 50% in cash and the balance in newly issued Texas Regional common stock in exchange for all of the outstanding shares of Valley Mortgage. The proposed merger is subject to customary closing conditions and the approval of the Valley Mortgage shareholders. The Boards of Directors of both Texas Regional and Valley Mortgage have approved the proposed merger.

Other Information

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through approximately 67 banking locations primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Houston, McAllen-Edinburg-Mission and Tyler.

Additional Information and Where to Find It

Texas Regional intends to file with the SEC a registration statement on Form S-4 concerning the transaction between Texas Regional and Valley Mortgage. The Form S-4 registration statement will include a proxy statement/prospectus which Texas Regional and Valley Mortgage intend to mail to the Valley Mortgage shareholders concerning the transaction. Investors and security holders of Texas Regional and Valley Mortgage should read the proxy statement/prospectus when it becomes available because it contains important information about Texas Regional, Valley Mortgage and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC’s web site at www.sec.gov. A free copy of the proxy statement/prospectus (when it is available) may also be obtained from Texas Regional or Valley Mortgage. Texas Regional and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Valley Mortgage in favor of the transaction. Information regarding the interests of Texas Regional’s officers and directors, and the interests of Valley Mortgage’s officers and directors, in the transaction will be included in the proxy statement/prospectus.

In addition to the registration statement on Form S-4 to be filed by Texas Regional in connection with the Valley Mortgage transaction, and the related proxy statement/prospectus to be mailed to the shareholders of Valley Mortgage, Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 for further information on the public reference room. The reports, statements and other information filed by Texas Regional with the SEC are also available free at the SEC’s web site at www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

This document and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.